Exhibit 5



                                                                May 24, 1996

Board of Directors of
Tel-Save Holdings, Inc.
22 Village Square
New Hope, PA  18938

         Re: Issuance of Shares of Common Stock by Tel-Save Holdings, Inc. Upon Exercise of Certain Non-Qualified Stock Options
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Gentlemen:

         I have acted as general counsel to Tel-Save Holdings, Inc. (the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-8, (the "Registration Statement"), relating to the issuance of 1,245,900 shares of common stock, par value $.01 per share (the "Common Stock") upon the exercise of certain non-qualified stock options of Daniel Borislow, Gary W. McCulla, Emanuel
J. DeMaio, Peter K. Morrison, Joseph M. Morena, Mary Kennon, Jackie Cooke, Jr., Jeffrey Earhart, David Gross and Gregory Luff (collectively, "Options"). You have requested my opinion as to certain matters with respect to the issuance of the Common Stock.

         I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its By-laws, and resolutions of the Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

         On the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized by the Board of Directors of the Company and, upon exercise of the Options and payment of the option price of such Option as provided therein, the Common Stock will be legally issued, fully paid, and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                                   Sincerely yours,


                                                   Aloysius T. Lawn, IV
                                                   General Counsel and Secretary